Issuer Free Writing Prospectus, dated April 17, 2012

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated April 17, 2012

Registration No. 333-180768

AutoZone, Inc.

Final Term Sheet

Dated: April 17, 2012

Issuer:	AutoZone, Inc.

Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Size:	$500,000,000

Trade Date:	April 17, 2012

Settlement Date:	April 24, 2012**

Maturity:	April 15, 2022

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2012

Benchmark Treasury:	UST 2.00% due February 15, 2022

Benchmark Treasury Price / Yield:	99-31+ / 2.002%

Spread to Benchmark Treasury:	+170 basis points

Yield to Maturity:	3.702%

Coupon (Interest Rate):	3.700%

Price to Public:	99.984%

Optional Redemption Provision:	Prior to January 15, 2022, in whole or in part at the greater of (i) 100% of the principal amount and (ii) discounted present value at the Adjusted Treasury Rate, plus 30 basis points; on or after January 15, 2022, at 100% of the principal amount.

CUSIP/ISIN:	053332AM4 / US053332AM44

Joint Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. SunTrust Robinson Humphrey, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Keegan & Company, Inc.

PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the succeeding business day will be required, by virtue of the fact that the notes initially will settle T+5 (on April 24, 2012) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the succeeding business day should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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